Exhibit 99.2

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED SEGMENT RESULTS (UNAUDITED)

	For the Quarters Ended						For the Years Ended
	March 27,	December 26,	September 26,	June 27,	March 28,	December 28,	September 26,	September 28,
	2009	2008	2008	2008	2008	2007	2008	2007
	(in millions)
Net Sales:
Electronic Components	$1,280	$1,625	$2,255	$2,467	$2,321	$2,234	$9,277	$8,531
Network Solutions	402	456	560	574	516	512	2,162	1,897
Specialty Products	346	367	459	463	441	406	1,769	1,581
Undersea Telecommunications	309	265	302	278	271	314	1,165	565
Total	$2,337	$2,713	$3,576	$3,782	$3,549	$3,466	$14,373	$12,574

Income (Loss) from Operations:
Electronic Components	$(3,654)	$(18)	$29	$333	$339	$277	$978	$1,063
Network Solutions	21	44	65	66	51	69	251	229
Specialty Products	(83)	28	65	83	77	71	296	258
Undersea Telecommunications	54	38	38	40	39	43	160	36
Pre-Separation litigation charges, net and separation costs	(135)	(9)	8	(7)	(23)	—	(22)	(931)
Total	$(3,797)	$83	$205	$515	$483	$460	$1,663	$655